                                                                  Exhibit (c)(4)

Preliminary Valuation Analysis
Valuation Summary
--------------------------------------------------------------------------------

                     [GRAPH SHOWING ESTIMATED VALUATIONS]

        $4.38          $4.00             $3.40                        $4.20                       $4.10      Preliminary
        $1.94          $2.12             $3.00                        $2.60                       $3.57    Valuation Range
                                                                                                           $3.00 to $3.50
                                                                                  -------------------------------------
                                                                                  Current Share Price (3/20/2000)=$2.63
                                                                                  -------------------------------------
       52 Week       Comparable       Premiums Paid                 Discounted             Net Asset Valuation
       High/Low   Publicly Traded       Analysis                    Cash Flow                    Analysis
                     Companies                                      Analysis
                      Analysis        15.0% to 30.0%
                                     Premium Paid over      6.0x to 8.0x Exit Multiple      2000E adjusted NOI
                    6.0x to 8.0x       Current Price              2005E EBITDA               of $115.9 million
                    2000E EBITDA                               of $130.6 million               13.0% to 14.0%
                 of $113.3 million                        13.5% to 15.5% Discount Rates           Cap Rates
                                                                  No Synergies

----------------------------------

(1) Valuation as of 6/30/00. Net Debt equals working capital revolver ($76.0MM)+Archstone mortgages ($221.3MM)+HPT sale/leaseback ($138.9MM)-cash ($5.0 million). Diluted shares include 2.946 million options outstanding at an average exercise price of $2.19.
(2) Based on 120.516 million fully diluted shares outstanding calculated using treasury stock method.
(3)  Includes book value of $7.4 million of land inventory, as of 6/30/00.
(4) Excluding closing prices from 4/27/99 to 5/3/99 due to news about potential sale of the company, the 52-week high is $3.06 as of 3/22/99.

Preliminary Valuation Analysis
NAV Analysis
--------------------------------------------------------------------------------

(Dollars in millions, except per share data)

                                                2000E(1)
                                             --------------
Revenues                                         $242.1
Operating Expenses                                104.3
                                                  -----
   Property NOI                                  $137.7
   Margin                                          56.9%

Adjustments (2):
Management Fee (5% of revenues)                   $12.1
FF&E (4% of revenues)                               9.7
                                                    ---
Total Adjustments                                  21.8
   Adjusted NOI                                  $115.9
                                                           2000E
                                             -----------------------------
Economic Capitalization Rate (2)                        13.0%        14.0%
Estimated Value of Real Estate Operations             $891.9       $828.2
Book Value of Land Inventory                            $7.4         $7.4
                                                        ----         ----
Total                                                 $899.3       $835.6
Projected 2000E Debt:
---------------------
   Revolving Credit Line (3)                           $46.6        $46.6
   Convertible Mortgages                               221.3        221.3
   Lease Obligation                                    137.0        137.0
                                                       -----        -----
Total Debt                                            $404.9       $404.9

                                              Projected 2000  NAV Range
                                             -----------------------------
Net Asset Value                                       $494.4       $430.6
Diluted Shares Outstanding (MM)                      120.516      120.516

--------------------------------------------------------------------------
NAV/Share                                              $4.10        $3.57
--------------------------------------------------------------------------


(1)  Based on management's projections.
(2)  Chase estimate based on current market conditions and recent transactions.
(3) Subtract dividend of $16.2 million to normalize estimated debt as of 12/31/00.

Preliminary Valuation Analysis
Potential Synergies
--------------------------------------------------------------------------------

(Dollars in millions, except per share data)

Potential Public Company Cost Savings (p.a.)      $0.7      $0.7     $0.7

Discount Rate Range                                 10%       12%      14%

Present Value of Potential Cost Savings           $7.0      $5.8     $5.0

Total Costs for Additional $0.10 Per Share of
Minority Interest                                 $1.6      $1.6     $1.6

Net Present Value                                 $5.4      $4.3     $3.4

Break - Even Amount Per Share                    $0.45     $0.37    $0.32


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